Exhibit 99.1

SEALY CORPORATION

Mailing Address: One Office Parkway • Trinity, North Carolina 27370

Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact: Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION ANNOUNCES COMPREHENSIVE REFINANCING PLAN

•                  Repaying existing credit facilities in full

•                  Extending maturities on indebtedness to 2013 and beyond

•                  Eliminating quarterly maintenance tests on indebtedness

•                  Rights offering to be made to all holders of Sealy common stock

TRINITY, North Carolina (May 13, 2009) - Sealy Corporation (NYSE: ZZ) announced today that it has adopted a comprehensive plan to refinance (the “Refinancing”) its existing senior secured credit facilities and replace them with indebtedness that has longer-dated maturities and eliminates quarterly maintenance-based covenants.  The plan, which has been unanimously approved by the Company’s Board of Directors, would significantly strengthen Sealy’s capital structure by enhancing its liquidity position, funding additional cash to the balance sheet and extending nearer term maturities through 2013 and beyond.

Pursuant to the plan, Sealy, through its subsidiary, Sealy Mattress Company (“SMC”):

•                 would enter into a new asset-based revolving credit facility with undrawn commitments thereunder of up to $100 million maturing in 2013 (the “ABL Revolver”), which will become effective upon completion of the Refinancing;

•                 would issue approximately $350 million in aggregate principal amount of senior secured notes due 2016 (the “Notes”); and

•                 would issue approximately $177 million in aggregate principal amount of senior secured convertible PIK notes due 2016 (in $25 denominations), convertible into shares of Sealy Corporation common stock (the “Convertible Notes”), pursuant to a rights offering to all existing shareholders.

Larry Rogers, Chief Executive Officer and President of Sealy, stated: “After an extensive review of our alternatives, we believe that this recapitalization plan is the right approach because it would accomplish several key objectives: recapitalizing the Company for the long term, putting in place a capital structure that is flexible enough to weather a downturn, permitting the Company to grow when the economic environment improves, and treating all of our stockholders fairly.”

It is expected that the Convertible Notes would bear interest of 8% per annum, payable in kind, and would be immediately convertible into shares of Sealy Corporation common stock at an effective conversion rate of $1 per share.  Commencing in 2012, Sealy will have the ability to cause the convertibility of the Convertible Notes to be terminated upon the occurrence of specified conditions relating to the trading price of Sealy’s common stock and its ratio of debt to earnings before interest taxes depreciation amortization (“EBITDA”).

Rights to subscribe for Convertible Notes will be issued at no charge to all holders of Sealy common stock at the close of business on May 26, 2009, the record date for the rights offering, at a rate of one right per share of common stock held at such time.  Every thirteen rights will entitle the holder to purchase a Convertible Note at a subscription price of $25.00 and each Convertible Note will initially be convertible into 25 shares of common stock. The rights offering will expire on June 25, 2009 at 5:00 p.m., Eastern Standard time, unless extended.  The rights are expected to be traded on the New York Stock Exchange under the symbol “ZZ RT”. The rights will be freely transferable by holders for the duration of the rights offering period.  Each stockholder will have the right to oversubscribe in the rights offering, subject to the pro ration provisions of the rights offering.  Sealy intends to apply to list the Convertible Notes for trading on the New York Stock Exchange.

To support the plan, Sealy Holding LLC, Sealy Corporation’s controlling stockholder and an affiliate of Kohlberg Kravis Roberts & Co. L.P., will approve the rights offering by written consent.  In addition, Sealy Holding LLC will provide a forward commitment to purchase its pro rata portion of Convertible Notes in the rights offering and to acquire any Convertible Notes that other shareholders do not purchase. Sealy Holding LLC will post cash to support its obligation under the forward commitment through the delivery to the Company of approximately $177 million of cash on the closing date of the ABL Revolver and issuance of Notes.

Upon completion of the transactions, the ABL Revolver would be secured by first-priority liens on all accounts receivable, inventory, cash, related general intangibles and instruments and proceeds of the foregoing (the “ABL Collateral”) and by second-priority liens on all the other assets of SMC and the guarantors of the ABL Revolver.   The Notes would be secured by first-priority liens on all the assets other than the ABL Collateral owned by SMC and the guarantors of the Notes and by second-priority liens on the ABL Collateral.   The Convertible Notes would be secured by third-priority liens on all of the assets described above.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.  The rights offering, which is expected to be launched May 27, 2009 will be made only by means of a prospectus and prospectus supplement to a registration statement on Form S-3 that was declared effective by the U.S. Securities and Exchange Commission on April 9, 2009.  The Notes will be offered pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended.

Entry into the ABL Revolver, the proposed offering of the Notes and the proposed offering of the Convertible Notes will all be conditioned on each of the other transactions being consummated.  Thus, there can be no assurance that the Refinancing will be effectuated on the terms presented, or at all.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of $1.5 billion in fiscal 2008. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, including SpringFree™, PurEmbrace™ and TrueForm®; Stearns & Foster®, and Bassett® brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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